Exhibit 99.6

Protego Asesores

Prior to this offering, and concurrently with the Formation Transaction, Evercore LP will acquire Protego Asesores and its subsidiaries (including a 70% interest in Protego’s asset management subsidiary) and Protego SI in exchange for $7.0 million aggregate principal amount of non-interest bearing notes, and, once Protego is acquired, Mr. Aspe and the other Protego Directors will become Senior Managing Directors of Evercore and, collectively with certain companies they control, certain trusts benefiting their families and a trust benefiting Directors and employees of Protego, subscribe for partnership units in Evercore LP. In addition, Protego will distribute to its Directors cash and, to the extent cash is not available, notes or interests in certain accounts receivable so as to distribute to its Directors all earnings for the period from January 1, 2005 to the date of the closing of the contribution and sale agreement. See “Organizational Structure—Combination with Protego”.

The following summary historical combined financial data should be read in conjunction with Protego’s audited combined financial statements and related notes thereto included elsewhere in this prospectus. The summary historical combined statement of income data presented below for each of the years ended December 31, 2003, December 31, 2004 and December 31, 2005, have been derived from Protego’s historical combined and consolidated financial statements included elsewhere in this prospectus. The summary historical combined statement of income data presented below as of March 31, 2006 and for the three months ended March 31, 2005 and 2006, have been derived from Protego’s unaudited interim combined financial statements included elsewhere in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2003	2004	2005	2005	2006
			Restated	Restated	Restated
(dollars in thousands)
Statement of Income Data
Revenues:
Advisory:	$9,083	$12,229	$16,388	$8,318	$2,289
Investment Management	—	670	2,855	562	789
Interest Income and Other	68	(50)	2,434	53	1,224

Total Revenues	9,151	12,849	21,677	8,933	4,302
Interest Expense	—	—	2,156	33	1,061

Net Revenues	9,151	12,849	19,521	8,900	3,241
Expenses:
Employee Compensation and Benefits	5,161	5,700	8,347	3,323	1,579
Other Operating Expenses	2,914	4,056	7,022	1,235	1,372

Total Operating Expenses	8,075	9,756	15,369	4,558	2,951

Operating Income	1,076	3,093	4,152	4,342	290
Total Income Tax, Net	96	1,034	1,969	1,787	236
Minority Interest (a)	—	—	(1,199)	(442)	(192)

Net Income (b)	$980	$2,059	$3,382	$2,997	$246

(dollars in thousands)
Operating Metrics
Number of Advisory Clients	47	36	48	27	42
Advisory Senior Managing Director Headcount	5	5	5	5	5
Advisory Revenue per Advisory Senior Managing Director	$1,817	$2,446	$3,278	$1,664	$458

As of March 31, 2006
Restated
(dollars in thousands)
Statement of Financial Condition Data
Total Assets	$107,171
Total Liabilities	99,766
Minority Interest	1,633
Members’ Equity	5,772

(a)	Minority interest reflects the pro-rata share of the losses in Protego’s asset management entity Protego Casa de Bolsa allocated to third party ownership of 49%.
(b)	Pursuant to a contribution and sale agreement, pre-incorporation profits will be distributed to the Protego Directors prior to this offering. The profits distribution will equal net income for the period from January 1, 2005 to the closing of the contribution and sale agreement.

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